EXHIBIT 99.1

FOR IMMEDIATE RELEASE

April 28, 2004

CONTACT: Ronald J. Domanico V.P. and Chief Financial Officer (770) 948-3101

CARAUSTAR REPORTS

FIRST QUARTER 2004 RESULTS

ATLANTA, Georgia—Caraustar Industries, Inc. (NASDAQ-NMS Symbol: CSAR) today announced that revenues for the first quarter ended March 31, 2004 were $257.1 million, an increase of 1.7 percent from revenues of $252.9 million for the same quarter in 2003. Income from operations before restructuring and impairment costs for the quarter was $0.9 million, a decrease from $3.0 million reported for the first quarter of 2003. Net loss for the first quarter of 2004 was $6.8 million, compared to first quarter 2003 net loss of $7.1 million. Net loss per share for the first quarter 2004 was $0.24, compared to a net loss of $0.26 per share in the first quarter of 2003. Included in the first quarter 2004 net loss were restructuring and impairment costs of $3.0 million pretax ($0.07 per share) as well as reserves for uncollectible accounts receivable and inventory of $3.4 million pretax ($0.08 per share) and severance costs of $0.6 million pretax ($0.01 per share). The first quarter 2003 net loss included restructuring and impairment costs of $4.3 million pretax, or $0.10 per share.

The quarterly reduction in net loss from prior year was primarily the result of a $4.1 million decrease in selling, general and administrative (SG&A) expenses, a $2.7 million increase in income from unconsolidated affiliates, and a $1.3 million reduction of restructuring and impairment costs, partially offset by a decrease in gross margin and an increase in interest expense. The reduction in gross margin was primarily due to an $18 per ton increase in fiber costs and an inventory reserve of $2.1 million related to a specific customer, partially offset by mill selling price increases ($4 per ton) and lower fuel costs ($7 per ton).

Selling, general and administrative expenses declined from $43.6 million in the first quarter of 2003 to $39.5 million for the same period in 2004, which included a $1.3 million reserve for uncollectible accounts receivable related to a specific customer and severance costs of $0.6 million.

Thomas V. Brown, president and chief executive officer of Caraustar, stated, “The operating rate for Caraustar’s mills topped 96 percent for the quarter as total volume increased 2.7 percent over first quarter 2003. The gains were significant in light of the 2003 mill closures at Buffalo, NY, and Cedartown, GA, and the idling of one of the Rittman, OH, paper machines. Volume for the boxboard industry increased 1.6 percent, year-over-year. Caraustar’s gypsum facings business led the gains for both the company and the industry as our volumes climbed 17.6 percent while the industry gained 9.4 percent. The tube, core and composite can volume improved 5.2 percent for the company while the industry grew marginally by 0.6 percent. Caraustar’s volume in the other

- more -

PHONE 770 . 948 . 3101     .     P. O. BOX 115     .     AUSTELL, GA 30168-0115

3100 JOE JERKINS BOULEVARD     .     AUSTELL, GA 30106-3227

Caraustar Industries, Inc.

April 28, 2004

specialty business gained 12.0 percent compared with industry growth of 1.6 percent. Folding carton converted volume for Caraustar improved 7.8 percent over the prior-year first quarter, while total folding carton volume declined 8.7 percent due to the idling of one of the Rittman, OH, paper machines. The folding carton industry demand decreased 3.1 percent in the same period.”

Brown commented further, “We continue to see positive signs of economic recovery in improved mill and converting backlogs and through market acceptance of cost recovery price increases. We remain cautious, however, regarding a possible sudden and unpredictable shift in fiber pricing and the mounting rise in energy costs. In addition to our right-sizing initiative that contributed to the much-improved mill operating rates for the quarter, cost improvements were evident in a broad range of categories from reduced SG&A costs to reduced procurement costs. The consolidation and relocation of our financial accounting and control operations to a new facility in Austell, GA, for example, is expected to result in a net decrease in SG&A costs. Procurement benefits were evident in the partial offset of fiber cost increases for the company, whereas published prices climbed $25 per ton early in the quarter.”

Liquidity

In the first quarter 2004, Caraustar generated $0.5 million in cash from operations, which is a decrease of $15.6 million from first quarter 2003. This decrease is attributable to a $17.2 million federal tax refund received in the first quarter of 2003. Capital expenditures were $4.4 million and the company repurchased $3.5 million of our outstanding 7 3/8 percent senior notes during the first quarter of 2004. Caraustar also provided $3.5 million in additional cash collateral to secure workers’ compensation obligations under pre-existing trust arrangements with our insurance carrier. The company ended the first quarter of 2004 with $81.4 million of cash and cash equivalents. Interest expense increased by $0.5 million from first quarter 2003 due to the unwinding of fixed to floating interest rate swaps. As of March 31, 2004, the company had no borrowings under its $75 million revolving credit facility but does have $40.5 million of letters of credit outstanding that reduce availability.

Joint Ventures

Caraustar’s half interest in the Premier Boxboard gypsum facing paper mill and the two Standard Gypsum wallboard manufacturing facilities, after interest expense, contributed approximately $2.7 million of equity in income of unconsolidated affiliates for the quarter ended March 31, 2004, an improvement of nearly $2.7 million over the first quarter of 2003.

The improvement in joint venture returns was attributable to the gains at Caraustar’s Standard Gypsum joint venture. The growth in earnings at the wallboard operations was consistent with the pricing and volume gains in the wallboard sector, supported by efficient plant operations. The Premier Boxboard joint venture’s volume increased 39.0 percent over the first quarter of 2003, with gypsum facing paper sales growing eleven thousand tons and containerboard shipments increasing nearly five thousand tons.

Caraustar, a recycled packaging company, is one of the largest and most cost-effective manufacturers and converters of recycled paperboard and recycled packaging products in the United States. The company has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar serves the four principal recycled paperboard product markets: tubes, cores and cans; folding cartons and custom packaging; gypsum wallboard facing paper; and miscellaneous “other specialty” and converted products.

- more -

Caraustar Industries, Inc.

April 28, 2004

Caraustar will be hosting a webcast of its first quarter 2004 results beginning at 9:00 a.m. (EDT) on Wednesday, April 28, 2004. In order to listen to the webcast of the conference call, participants can log on to the Caraustar website at www.caraustar.com and look for the webcast button/icon on the “Investor Relations” page, or log on to www.firstcallevents.com/service/ajwz39004057gf12.html.

This press release contains certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company’s expectations, anticipations or beliefs about future events, operating results or financial condition. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Specifically, the company’s statement of expectation that its consolidation and relocation of its financial accounting and control operations will result in a net decrease in SG&A costs is a forward-looking statement. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors, including, but not limited to, fluctuations in raw material prices and energy costs, increases in pension and insurance costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, demand for the company’s products, the degree of success achieved by the company’s new product initiatives, changes in government regulations, the company’s ability to complete acquisitions and successfully integrate the operations of acquired businesses (including specifically the acquired Smurfit-Stone industrial packaging operations), the company’s ability to service its substantial indebtedness and unforeseen difficulties with the consolidation and relocation of the company’s accounting and control operations and the integration of its IT systems. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company’s registration statements and its most recent reports on Form 10-K, 10-Q and 8-K filed with or furnished for, the Securities and Exchange Commission, which are available from the company. These documents also may be examined at public reference facilities maintained by the Securities and Exchange Commission or, to the extent filed via EDGAR, accessed through the Web Site of the Securities and Exchange Commission (http://www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services.

###

Caraustar Industries, Inc.

Unaudited Supplemental Data

For the Eight Quarters Ending March 31, 2004

Volume Sold (tons 000’s):	Q1 2004	Q4 2003	Q3 2003	Q2 2003	Q1 2003	Q4 2002	Q3 2002	Q2 2002

CSAR Mill Tons Sold (Market)*	168.9	152.4	162.3	151.7	166.8	162.9	159.0	154.9
CSAR Mill Tons Converted	103.4	95.8	103.6	102.5	104.4	101.1	90.9	92.6

Total CSAR Mill Tons *	272.3	248.2	265.9	254.2	271.2	264.0	249.9	247.5
Outside Paperboard Purchased	35.7	29.7	32.1	28.0	28.7	25.9	30.1	30.6

Total Paperboard Controlled	308.0	277.9	298.0	282.2	299.9	289.9	280.0	278.1

Tube & Core Tons	84.5	80.7	82.1	81.0	80.3	79.2	68.8	66.6
Folding Carton Tons	109.2	91.1	106.5	101.0	119.6	116.3	115.1	107.6
Gypsum Paper Tons *	52.1	49.0	50.3	43.6	44.4	44.4	45.5	44.3
Specialty Tons	62.2	57.1	59.1	56.6	55.6	50.0	50.7	59.6

Total Paperboard Controlled	308.0	277.9	298.0	282.2	299.9	289.9	280.1	278.1

Premier Boxboard gypsum facing paper sold	26.4	24.5	22.4	18.8	15.1	14.5	11.4	9.8

Changes in Selling Price and Costs ($/ton):

	Q1 2004 vs. Q1 2003	Q1 2004 vs. Q4 2003
Mill Average Net Selling Price	4.5	(1.3)
Mill Average Fiber Cost	17.9	8.6
Mill Average Fuel & Energy Cost	(7.2)	2.0

Net Decrease	-6.2	-11.9

Tubes and Cores Average Net Selling Price	14.7	28.6
Tubes & Cores Average Paperboard Cost	4.0	8.3

Net Increase	10.7	20.3

*	Includes gypsum facing paper sold by Caraustar’s 50% owned unconsolidated Premier Boxboard joint venture.

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	For The Three Months Ended March 31,
	2004	2003
SALES	$257,095	$252,902
COST OF SALES	216,651	206,346

Gross profit	40,444	46,556
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	39,497	43,594

Income from operations before restructuring and impairment costs	947	2,962
RESTRUCTURING AND IMPAIRMENT COSTS	3,042	4,332

Loss from operations	(2,095)	(1,370)
OTHER (EXPENSE) INCOME:
Interest expense	(10,857)	(10,337)
Interest income	340	201
Equity in income of unconsolidated affiliates	2,682	20
Other, net	(31)	98

	(7,866)	(10,018)

LOSS BEFORE MINORITY INTEREST AND INCOME TAXES	(9,961)	(11,388)
MINORITY INTEREST IN INCOME	(164)	(5)
BENEFIT FOR INCOME TAXES	(3,352)	(4,265)

NET LOSS	$(6,773)	$(7,128)

BASIC
NET LOSS PER COMMON SHARE	$(0.24)	$(0.26)

Weighted average number of shares outstanding	28,391	27,911

DILUTED
NET LOSS PER COMMON SHARE	$(0.24)	$(0.26)

Weighted average number of shares outstanding	28,391	27,911

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

	March 31, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$81,377	$85,551
Receivables, net of allowances	109,107	93,892
Inventories	86,106	87,608
Refundable income taxes	193	250
Current deferred tax asset	8,796	7,457
Other current assets	13,872	12,461

Total current assets	299,451	287,219

PROPERTY, PLANT AND EQUIPMENT:
Land	12,067	12,211
Buildings and improvements	140,247	141,022
Machinery and equipment	617,982	617,688
Furniture and fixtures	14,978	15,225

	785,274	786,146
Less accumulated depreciation	(378,663)	(375,374)

Property, plant and equipment, net	406,611	410,772

GOODWILL	183,130	183,130

INVESTMENT IN UNCONSOLIDATED AFFILIATES	54,955	54,623

OTHER ASSETS	28,932	24,801

	$973,079	$960,545

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$106	$106
Accounts payable	80,953	75,013
Accrued interest	20,198	8,832
Accrued compensation	11,333	9,800
Other accrued liabilities	31,904	31,307

Total current liabilities	144,494	125,058

SENIOR CREDIT FACILITY	0	0

OTHER LONG-TERM DEBT, less current maturities	529,438	531,001

DEFERRED INCOME TAXES	56,746	58,920

PENSION LIABILITY	21,141	18,632

DEFERRED COMPENSATION	1,561	1,522

OTHER LIABILITIES	4,180	5,031

MINORITY INTEREST	668	504

SHAREHOLDERS’ EQUITY:
Preferred stock, $.10 par value; 5,000,000 shares authorized; none issued	0	0
Common stock, $.10 par value; 60,000,000 shares authorized, 28,440,719 and 28,222,205 shares issued and outstanding at March 31, 2004 and December 31, 2003, respectively	2,844	2,822
Additional paid-in capital	186,735	185,031
Unearned compensation	(1,825)	(1,865)
Retained earnings	45,758	52,531
Accumulated other comprehensive loss	(18,661)	(18,642)

	214,851	219,877

	$973,079	$960,545

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	For the Three Months Ended March 31,
	2004	2003
Cash (used in) provided by
Operating activities:
Net loss	$(6,773)	$(7,128)
Depreciation and amortization	7,251	7,748
Disposal of property, plant and equipment	130	294
Restructuring costs	1,175	5,627
Other noncash adjustments	(3,258)	(2,494)
Equity in income of unconsolidated affiliates, net of distributions	(182)	480
Changes in operating assets and liabilities	2,132	11,568

Net cash provided by operating activities	475	16,095

Investing activities:
Purchases of property, plant and equipment	(4,379)	(6,290)
Acquisitions of businesses, net of cash acquired	0	(707)
Proceeds from disposal of fixed assets	1,351	134
Investment in unconsolidated affiliates	(150)	0

Net cash used in investing activities	(3,178)	(6,863)

Financing activities:
Repayments of short and long-term debt	(3,509)	0
Proceeds from swap agreement unwind	380	4,264
Issuances of stock, net of forfeitures	1,658	0
Deferred debt costs	0	(809)

Net cash (used in) provided by financing activities	(1,471)	3,455

Net change in cash and cash equivalents	(4,174)	12,687
Cash and cash equivalents at beginning of period	85,551	34,314

Cash and cash equivalents at end of period	$81,377	$47,001

Supplemental Disclosures:

Cash payments for interest	$0	$850

Income tax payments (refunds), net	$116	$(16,992)